Filed Pursuant to Rule 424(b)(3)
                                                             File No. 333-121015




PROSPECTUS

                                  NESTOR, INC.


                        1,030,923 SHARES OF COMMON STOCK

             ------------------------------------------------------

This prospectus relates to resale by the selling stockholders, of up to 1,030,923 shares of our common stock issuable upon the conversion of the principal amount of outstanding 5% senior convertible notes that we previously issued to the selling stockholders in a private placement.


Our common stock is traded on the OTC Bulletin Board under the symbol "NESO." The last reported sale price for our common stock on the OTC Bulletin Board on January 27, 2005 was $7.15 per share. You are urged to obtain current market quotations for our common stock. The selling stockholders may offer its shares of common stock from time to time, in the open market, in privately negotiated transactions, in an underwritten offering, or a combination of methods, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The selling stockholders may engage brokers or dealers who may receive commissions or discounts from the selling stockholder. Any broker-dealer acquiring the common stock from the selling stockholders may sell these securities in normal market making activities, through other brokers on a principal or agency basis, in negotiated transactions, to its customers or through a combination of methods. See "Plan of Distribution" beginning on page 21. We will bear all of the expenses and fees incurred in registering the shares offered by this prospectus.

             ------------------------------------------------------

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 4 FOR A DISCUSSION OF THE RISKS ASSOCIATED WITH OUR BUSINESS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                The date of this prospectus is January 28, 2005.

                                TABLE OF CONTENTS

                                                                   Page
                                                                   ----


       PROSPECTUS SUMMARY...........................................3

       THE OFFERING.................................................3

       RISK FACTORS.................................................4

       SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION...........12

       USE OF PROCEEDS..............................................12

       SELLING STOCKHOLDERS.........................................12

       DESCRIPTION OF THE NOTES.....................................14

       DESCRIPTION OF CAPITAL STOCK.................................19

       SHARES ELIGIBLE FOR FUTURE SALE..............................20

       PLAN OF DISTRIBUTION.........................................21

       LEGAL MATTERS................................................22

       EXPERTS......................................................22

       WHERE YOU CAN FIND MORE INFORMATION..........................23

       INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE..............23




          Nestor, Inc.'s executive offices are located at 400 Massasoit Avenue, Suite 200, East Providence, Rhode Island 02914-2020, our telephone number is
(401) 434-5522 and our Internet address is http://www.nestor.com. The information on our Internet website is not incorporated by reference in this prospectus. Unless the context otherwise requires references in this prospectus to "Nestor," "we," "us," and "our" refer to Nestor, Inc. and its subsidiaries and references to "NTS" refer to our subsidiary Nestor Traffic Systems, Inc. and its subsidiary.

          Nestor, Nestor Traffic Systems, and CrossingGuard are registered trademarks of ours.


          This prospectus is accompanied by our Annual Report on Form 10-K for the fiscal year ended December 31, 2003, by Amendment Number 1 on Form 10-K/A to that Report and by our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2004.

          We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

                               PROSPECTUS SUMMARY
                               ------------------

          This summary highlights important features of this offering and the information included or incorporated by reference in this prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, especially the risks of investing in our common stock discussed under "Risk Factors."

                                  Nestor, Inc.

          Nestor, Inc., through its wholly owned subsidiary, Nestor Traffic Systems, Inc., is a leading provider of innovative, video based traffic safety and enforcement systems to state and local governments throughout the United States. Our principal product, CrossingGuard(R) incorporates our patented image processing technology into an intelligent turnkey solution that predicts and records a red light violation and manages the entire process of issuing and processing a citation. As of September 30, 2004, we had installed CrossingGuard at 102 approaches in 12 municipalities and the State of Delaware in the United States, and we had contracts to install CrossingGuard at an additional 127 approaches. We recently acquired exclusive rights to market an advanced speed enforcement product throughout North America.

          CrossingGuard is an automated, video-based monitoring system that predicts and records the occurrence of a red light violation. If a violation is predicted, the system is able to send a signal to the traffic controller to request a brief extension of the red phase for cross traffic. This helps prevent collisions between violators and vehicles in the cross traffic accelerating on a green signal. The system simultaneously records the violation sequence, including a close-up of the vehicle and license plate, and transmits video evidence electronically to the police department, which reviews the violation and issues, or authorizes the issuance of, a citation. We provide a complete turnkey solution, offering violation review, citation preparation and processing, billing and collection, court scheduling, evidence and disposition. Our advanced technology captures approximately 270 images of each violation, enabling us to achieve an enforcement rate in excess of 95% of citations appealed. We believe that our strong suite of patents covering our image processing technology provides us with a strategic advantage and allows us to offer a comprehensive solution to our state and local government clients.

          In February 2004, we signed a contract with the State of Delaware to provide and install our systems at 40 approaches and to process the corresponding citations. We believe that our contract with Delaware is the only state automated red light enforcement program in operation. In April 2004, we signed a subcontract to provide and install our systems at 60 approaches in Baltimore, under a prime contract that we believe to be the largest contract awarded by a municipality to date.


CORPORATE INFORMATION

Our executive offices are located at 400 Massasoit Avenue, Suite 200, East Providence, Rhode Island 02914-2020, our telephone number is (401) 434-5522 and our Internet address is http://www.nestor.com. We are not including the information contained on our website as a part of, or incorporating it by reference into, this prospectus.



                                  THE OFFERING
                                  ------------

Common Stock offered by
   selling stockholders.............1,030,923 shares

Use of proceeds.....................Nestor will not receive any proceeds from the sale of shares in this offering.

OTC Bulletin Board symbol...........NESO

                                  RISK FACTORS
                                  ------------

          Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below before purchasing our common stock. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties may also impair our business operations. If any of the following risks actually occur, our business, financial condition or results of operations would likely suffer. In that case, the trading price of our common stock could fall, and you may lose all or part of the money you paid to buy our common stock.



RISKS RELATED TO OUR BUSINESS
-----------------------------

WE HAVE A HISTORY OF LOSSES AND EXPECT TO INCUR LOSSES IN THE FUTURE

          We have a history of net losses. For the years ended December 31, 2003, 2002, 2001, 2000 and 1999, our net losses have been approximately $4,890,000, $12,634,000, $1,565,000, $2,995,000 and $837,000, respectively. For the three-month period ended September 30, 2004, our net loss was approximately $869,000. We expect to incur continuing losses for the foreseeable future due to significant engineering, product delivery, marketing and general and administrative expenses, which losses could be substantial. We will need to generate significantly higher revenue to achieve profitability, which we may be unable to do. Even if we do achieve profitability, we may not be able to sustain or increase our profitability in the future.

ALMOST ALL OF OUR CURRENT REVENUE IS FROM A SINGLE PRODUCT AND RELATED SERVICES

          Currently, almost all of our revenue is from sales of our CrossingGuard systems, services related to installing and maintaining CrossingGuard systems or processing citations issued by CrossingGuard systems. There can be no assurance that we will be able to develop other sources of revenue. Because our revenues depend on a single product, any decrease in the market share held by CrossingGuard would have a substantial adverse effect on our business and financial results. If we fail to meet our expectations for the growth in sales of CrossingGuard or if we are not able to develop other sources of revenue, we will not be able to generate the significantly higher revenue that we believe we must generate to achieve profitability.

OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS MAY BE ADVERSELY AFFECTED IF WE ARE UNABLE TO SECURE AND MAINTAIN FUTURE CONTRACTS WITH GOVERNMENT AGENCIES

          Contracts with government agencies account for substantially all of our net revenues. Many of these contracts are subject to annual review and renewal by the agencies, and may be terminated at any time on short notice. Each government contract, option and extension is only valid if the agency appropriates enough funds for expenditure on such contracts, options or extensions. Accordingly, we might fail to derive any revenue from sales of software to government agencies in any given future period. If government agencies fail to renew or if they terminate any of these contracts, it would adversely affect our business and results of operations.

WE FACE SUBSTANTIAL COMPETITION, WHICH MAY RESULT IN OTHERS DEVELOPING PRODUCTS AND SERVICES MORE SUCCESSFULLY THAN WE DO

          Many other companies offer products that are directly competitive with CrossingGuard and our other products. Many of our current and potential competitors have significantly greater financial, marketing, technical and other competitive resources than we do and may be able bring new technologies to market before we are able to do so. Some of our competitors may have a competitive advantage because of their size, market share, legacy customer relationships, enhanced driver imaging, additional products offered and/or citation-processing experience. Current and potential competitors may establish cooperative relationships with one another or with third parties to compete more effectively against us. One of our competitors, ACS, offers state and local governments solutions to a wide variety of data processing issues and may have a competitive advantage because of the scope of its relationship with, and the volume of transactions it conducts for, a particular government. It is also possible that new competitors may emerge and acquire market share. If we are not successful in protecting our patents, we would lose a competitive advantage. See "-- If We Fail To Protect And Preserve Our Intellectual Property, We May Lose An Important Competitive Advantage."

THE FAILURE OF GOVERNMENTS TO AUTHORIZE AUTOMATED TRAFFIC SAFETY ENFORCEMENT MAY HINDER OUR GROWTH AND HARM OUR BUSINESS

          To date, sixteen states and the District of Columbia authorize some use of automated red light enforcement or allow municipalities to elect to do so under home rule laws. It is uncertain at this time which additional states, if any, will authorize the use of automated red light enforcement or if there will be other changes in the states that currently allow the practice. If additional states do not authorize the use of automated red light enforcement, our opportunities to generate additional revenue from the sale of CrossingGuard systems and related services will be limited. We could be subject to differing and inconsistent laws and regulations with respect to CrossingGuard. If that were to happen, we may find it necessary to eliminate, modify or cancel components of our services that could result in additional development costs and the possible loss of revenue. We cannot predict whether future legislative changes or other changes in the sixteen states or other states, in the administration of traffic enforcement programs, will have an adverse effect on our business.

          The market for automated speed enforcement products in the United States is very limited. Approximately eleven states and the District of Columbia have legislation authorizing some use of automated speed enforcement or allow municipalities to elect to do so under home rule laws. Some of these states authorize automated speed enforcement only in limited circumstances such as school or work zones. If additional states do not authorize automated speed enforcement, our opportunities to generate additional revenue from the sale of automated speed enforcement systems and related services will be limited.

OUR FINANCIAL RESULTS WILL DEPEND SIGNIFICANTLY ON OUR ABILITY TO CONTINUALLY DEVELOP OUR PRODUCTS AND TECHNOLOGIES

          The markets for which our products and technologies are designed are intensely competitive and are characterized by short product lifecycles, rapidly changing technology and evolving industry standards. As a result, our financial performance will depend to a significant extent on our ability to successfully develop and enhance our products. Because of the rapidly changing technologies in the businesses in which we operate, we believe that significant expenditures for research and development and engineering will continue to be required in the future. To succeed in these businesses, we must anticipate the features and functionality that customers will demand. We must then incorporate those features and functionality into products that meet the design requirements of our customers. The success of our product introductions will depend on several factors, including:

o    proper product definition;

o    timely completion and introduction of enhanced product designs;

o the ability of subcontractors and component manufacturers to effectively design and implement the manufacture of new or enhanced products and technologies;

o    the quality of our products and technologies;

o product and technology performance as compared to competitors' products and technologies;

o    market acceptance of our products; and

o    competitive pricing of products, services and technologies.

          We must successfully identify product and service opportunities and develop and bring our products and technologies to market in a timely manner. We have in the past experienced delays in completing the development or the introduction of new products. Our failure to successfully develop and introduce new or enhanced products and technologies or to achieve market acceptance for such products and technologies may materially harm our business and financial performance.

WE MAY NEED ADDITIONAL FINANCING, WHICH MAY BE DIFFICULT TO OBTAIN AND MAY RESTRICT OUR OPERATIONS AND DILUTE YOUR OWNERSHIP INTEREST

          We may need to raise additional funds in the future to fund our operations, deliver our products, to expand or enhance our products and services or to respond to competitive pressures or perceived opportunities. We cannot make any assurance that additional financing will be available on acceptable terms, or at all. If adequate funds are not available or not available on acceptable terms, our business and financial results may suffer.

          The covenants in our outstanding 5% Senior Convertible Notes limit our ability to raise additional debt. If we raise additional funds by issuing equity securities, further dilution to our then existing stockholders will result and the terms of the financing may adversely affect the holdings or the rights of such stockholders. In addition, the terms and conditions of debt financing may result in restrictions on our operations. We could be required to seek funds through arrangements with collaborative partners or others that may require us to relinquish rights to certain of our technologies, product candidates or products which we would otherwise pursue on our own.

FLUCTUATIONS IN OUR RESULTS OF OPERATIONS MAKE IT DIFFICULT TO PREDICT OUR FUTURE PERFORMANCE AND MAY RESULT IN VOLATILITY IN THE MARKET PRICE OF OUR COMMON STOCK

          Our quarterly operating results have fluctuated in the past and may fluctuate significantly in the future. Most of our expenses are fixed in the short-term, and we may not be able to reduce spending quickly if our revenue is lower than expected. In addition, our ability to forecast revenue is limited. As a result, our operating results are volatile and difficult to predict and you should not rely on the results of one quarter as an indication of future performance. Factors that may cause our operating results to fluctuate include the risks discussed in this section as well as:

o    costs related to customization of our products and services;

o the planned expansion of our operations, including opening new offices, hiring new personnel, and the amount and timing of expenditures related to this expansion;

o announcements or introductions of new products and services by our competitors;

o the failure of additional states to adopt legislation enabling the use of automated traffic safety enforcement systems;

o    software defects and other product quality problems;

o    the discretionary nature of our clients' purchasing and budgetary cycles;

o the varying size, timing and contractual terms of orders for our products and services; and

o    the mix of revenue from our products and services.

OUR SALES CYCLES VARY SIGNIFICANTLY WHICH MAKES IT DIFFICULT TO PLAN OUR EXPENSES AND FORECAST OUR RESULTS

          Our sales cycles typically range from six to twelve months or more. It is therefore difficult to predict the quarter in which a particular sale will occur and to plan our expenses accordingly. The period between our initial contact with potential clients and their licensing of our products and services varies due to several factors, including:

o    the complex nature of our products and services;

o    the failure of the  jurisdiction to adopt  legislation  enabling the use of
     automated  traffic  safety  enforcement   systems  or  political  or  legal
     challenges to existing legislation;

o the novelty of automated enforcement in many jurisdictions and a lack of familiarity with automated enforcement systems on the part of legislative, executive and judicial bodies and the public;

o    our clients' budget cycles;

o the selection, award and contracting processes at municipalities and other government entities;

o    our clients' internal evaluation and approval requirements; and

o our clients' delays in issuing requests for proposals or in awarding contracts because of announcements or planned introductions of new products or services by our competitors.

          Any delay or failure to complete sales in a particular quarter could reduce our revenue in that quarter, as well as subsequent quarters over which revenue or the license would likely be recognized. If our sales cycles unexpectedly lengthen in general or for one or more large clients, it would delay our receipt of the related revenue. If we were to experience a delay of several weeks or longer on a large client, it could harm our ability to meet our forecasts for a given quarter.

IF WE LOSE OUR KEY PERSONNEL OR ARE UNABLE TO ATTRACT AND RETAIN ADDITIONAL PERSONNEL, OUR OPERATIONS WOULD BE DISRUPTED AND OUR BUSINESS WOULD BE HARMED

          We believe that the hiring and retaining of qualified individuals at all levels in our organization will be essential to our ability to sustain and manage growth successfully. Competition for highly qualified technical personnel is intense and we may not be successful in attracting and retaining the necessary personnel, which may limit the rate at which we can develop products and generate sales. We will be particularly dependent on the efforts and abilities of our senior management personnel. The departure of any of our senior management members or other key personnel could harm our business.

OUR PRODUCTS MIGHT NOT ACHIEVE MARKET ACCEPTANCE

          The market for our products is still emerging. The rate at which state and local government bodies have adopted CrossingGuard has varied significantly by market, and we expect to continue to experience variations in the degree to which CrossingGuard is accepted. To date, no state or local government bodies in our market area have adopted our speed enforcement products. Our ability to grow will depend on the extent to which our potential customers accept our products. This acceptance may be limited by:

o the failure of prospective customers to conclude that our products are valuable and should be acquired and used;

o the failure of additional states to adopt legislation enabling the use of automated traffic safety enforcement systems;

o the novelty of automated enforcement in many jurisdictions and a lack of familiarity with automated enforcement systems on the part of legislative, executive and judicial bodies and the public;

o the reluctance of our prospective customers to replace their existing solutions with our products;

o    marketing efforts of our competitors; and

o the emergence of new technologies that could cause our products to be less competitive or obsolete.

          Because automated traffic enforcement in the United States is still in an early stage of development, we cannot accurately predict how large the market will become, and we have limited insight into trends that may emerge and affect our business. For example, without knowing how commonplace automated enforcement will become, we may have difficulties in predicting the competitive environment that will develop.

OUR INTELLECTUAL PROPERTY MIGHT NOT BE PROTECTIBLE

          We rely on a combination of copyright, trademark, patent, and trade-secret laws, employee and third-party nondisclosure agreements, and other arrangements to protect our proprietary rights. Despite these precautions, it may be possible for unauthorized third parties to copy our products or obtain and use information that we regard as proprietary to create products that compete against ours. In addition, some license provisions protecting against unauthorized use, copying, transfer, and disclosure of our licensed programs may be unenforceable under the laws of certain jurisdictions and foreign countries. In addition, the laws of some countries do not protect proprietary rights to the same extent as do the laws of the United States. Were we to conduct international activities, our exposure to unauthorized copying and use of our products and proprietary information would increase. The scope of United States patent protection in the software industry is not well defined and will evolve as the United States Patent and Trademark Office grants additional patents. Because some patent applications in the United States are not publicly disclosed until the patent is issued or 18 months after the filing date, applications may exist that would relate to our products and that are not publicly accessible. Moreover, a patent search has not been performed in an attempt to identify patents applicable to our business and, even if such a search were conducted, all patents applicable to the business might not be located.

IF WE FAIL TO PROTECT AND PRESERVE OUR INTELLECTUAL PROPERTY, WE MAY LOSE AN IMPORTANT COMPETITIVE ADVANTAGE

          On November 6, 2003, we filed a complaint in the United States District Court for Rhode Island against Redflex Traffic Systems Inc., alleging that Redflex's automated red light enforcement systems infringe our US Patent No. 6,188,329. On November 25, 2003, we filed a complaint in the United States District Court for the District of Central California against Transol USA, Inc., alleging that Transol's automated red light enforcement systems infringe that patent. We were denied a preliminary injunction in the Transol litigation, in part because the court determined that we had not shown a likelihood of success on our claim that Transol's product infringes our patent. We subsequently filed additional claims alleging that Transol and Redflex have also infringed our US Patent No. 6,754,663, but have withdrawn that claim with respect to Redflex. We cannot give assurance that we will succeed in either action. If we are unsuccessful in either action, it will be because either our one or both patents are invalidated or because our competitors' products do not infringe our patents. Were one or more of our patents invalidated, our competitors will be able to offer the technology that those patents describe and we would lose the competitive advantage of being the exclusive source of products using that technology. Were our competitors' products to be found to be non-infringing, our competitors would be able to continue to market products that are similar to ours and we would lose some of the competitive advantages that we believe our products enjoy.

WE ARE AT RISK OF CLAIMS THAT OUR PRODUCTS OR SERVICES INFRINGE THE PROPRIETARY RIGHTS OF OTHERS

          Given our ongoing efforts to develop and market new technologies and products, we may from time to time be served with claims from third parties asserting that our products or technologies infringe their intellectual property rights. If, as a result of any claims, we were precluded from using technologies or intellectual property rights, licenses to the disputed third-party technology or intellectual property rights might not be available on reasonable commercial terms, or at all. We may initiate claims or litigation against third parties for infringement of our proprietary rights or to establish the validity of our proprietary rights. Litigation, either as plaintiff or defendant, could result in significant expense and divert the efforts of our technical and management personnel from productive tasks, whether or not litigation is resolved in our favor. An adverse ruling in any litigation might require us to pay substantial damages, to discontinue our use and sale of infringing products and to expend significant resources in order to develop non-infringing technology or obtain licenses for our infringing technology. A court might also invalidate our patents, trademarks or other proprietary rights. A successful claim against us, coupled with our failure to develop or license a substitute technology, could cause our business, financial condition and results of operations to be materially adversely affected. As the number of software products increase and the functionality of these products further overlaps, we believe that our risk of infringement claims will increase.

IF WE ARE UNABLE TO SAFEGUARD THE INTEGRITY, SECURITY AND PRIVACY OF OUR DATA OR OUR CLIENTS' DATA, OUR REVENUE MAY DECLINE, OUR BUSINESS COULD BE DISRUPTED AND WE MAY BE SUED

          We need to preserve and protect our data and our clients' data against loss, corruption and misappropriation caused by system failures and unauthorized access. We could be subject to liability claims by individuals whose data resides in our databases for misuse of personal information, including unauthorized marketing purposes. These claims could result in costly litigation. Periodically, we have experienced minor systems errors and interruptions, including Internet disruptions, which we believe may occur periodically in the future. A party who is able to circumvent our security measures could misappropriate or destroy proprietary information or cause interruptions in our operations. We may be required to make significant expenditures to protect against systems failures or security breaches or to alleviate problems caused by any failures or breaches. Any failure that causes the loss or corruption of, or unauthorized access to, this data could reduce client satisfaction, expose us to liability and, if significant, could cause our revenue to decline.

WE MAY MAKE ACQUISITIONS, WHICH COULD DIVERT MANAGEMENT'S ATTENTION, CAUSE OWNERSHIP DILUTION TO OUR STOCKHOLDERS AND BE DIFFICULT TO INTEGRATE

          We have expanded and may seek to continue to expand our operations through the acquisition of additional businesses that complement our core skills and have the potential to increase our overall value. Our future growth may depend, in part, upon the continued success of our acquisitions. Acquisitions involve many risks, which could have a material adverse effect on our business, financial condition and results of operations, including:

o acquired businesses may not achieve anticipated revenues, earnings or cash flow;

o integration of acquired businesses and technologies may not be successful and we may not realize anticipated economic, operational and other benefits in a timely manner, particularly if we acquire a business in a market in which we have limited or no current expertise or with a corporate culture different from ours;

o potential dilutive effect on our stockholders from continued issuance of common stock as consideration for acquisitions;

o adverse effect on net income of impairment charges related to goodwill and other intangible assets and other acquisition-related charges, costs and expenses on net income;

o competing with other companies, many of which have greater financial and other resources to acquire attractive companies, making it more difficult to acquire suitable companies on acceptable terms; and

o disruption of our existing business, distraction of management and other resources and difficulty in maintaining our current business standards, controls and procedures.

THE FAILURE OF OUR SUPPLIERS TO DELIVER COMPONENTS, EQUIPMENT AND MATERIALS IN SUFFICIENT QUANTITIES AND IN A TIMELY MANNER COULD ADVERSELY AFFECT OUR BUSINESS

          Our business employs a wide variety of components, equipment and materials from a limited number of suppliers. To date, we have found that the components, equipment and materials necessary for the development, testing, production and delivery of our products and services have sometimes not been available in the quantities or at the times we have required. Our failure to procure components, equipment and materials in particular quantities or at a particular time may result in delays in meeting our customer's needs, which could have a negative effect on customer satisfaction and on our revenues and results of operations.

WE ARE SUBJECT TO POTENTIAL PRODUCT LIABILITY CLAIMS THAT COULD RESULT IN COSTLY AND TIME-CONSUMING LITIGATION

          Although our license agreements typically contain provisions designed to limit our exposure to product liability claims, existing or future laws or unfavorable judicial decisions could negate these limitation of liability provisions. Any product liability claim brought against us, even if unsuccessful, would likely be time-consuming and costly, and potential liabilities could exceed our available insurance coverage.


RISKS RELATED TO OUR COMMON STOCK
---------------------------------

OUR COMMON STOCK PRICE IS VOLATILE AND MAY DECLINE IN THE FUTURE

          The market price of our common stock has fluctuated significantly and may be affected by our operating results, changes in our business, changes in the industries in which we conduct business, and general market and economic conditions which are beyond our control. In addition, the stock markets in general have recently experienced extreme price and volume fluctuations. These fluctuations have affected stock prices of many companies without regard to their specific operating performance. These market fluctuations may make it difficult for stockholders to sell their shares at a price equal to or above the price at which the shares were purchased. In addition, if our results of operations are below the expectations of market analysts and investors, the market price of our common stock could be adversely affected.

OUR BOARD OF DIRECTORS CAN, WITHOUT STOCKHOLDER APPROVAL, CAUSE PREFERRED STOCK TO BE ISSUED ON TERMS THAT ADVERSELY AFFECT COMMON STOCKHOLDERS

          Under our certificate of incorporation, our board of directors is authorized to issue up to 10,000,000 shares of preferred stock, of which 180,000 shares are issued and outstanding, and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by our stockholders. If the board causes any additional preferred stock to be issued, the rights of the holders of our common stock would be adversely affected. The board's ability to determine the terms of preferred stock and to cause its issuance, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock. We have no current plans to issue additional shares of preferred stock.

OUR DIRECTORS, OFFICERS AND PRINCIPAL STOCKHOLDERS EXERCISE SIGNIFICANT CONTROL OVER OUR BUSINESS AND AFFAIRS, INCLUDING THE APPROVAL OF CHANGE IN CONTROL TRANSACTIONS

          Our directors, officers, and principal stockholders who own more than 5% of the outstanding common stock, and entities affiliated with them, beneficially own approximately 52% of our common stock. These stockholders, acting together, will be able to exert substantial influence over all matters requiring approval by our stockholders. These matters include the election and removal of directors and any merger, consolidation or sale of all or substantially all of our assets. This concentration of ownership may have the effect of delaying, deferring or preventing a change in control, or impeding a merger, consolidation, takeover or business combination even if the transaction might be beneficial to our stockholders.

          In addition, Section 203 of the Delaware General Corporation Law restricts business combinations with any "interested stockholder" as defined by the statute. The statute may have the effect of delaying, deferring or preventing a change in control of our company.

WE HAVE NOT PAID, AND DO NOT INTEND TO PAY, DIVIDENDS AND THEREFORE, UNLESS OUR COMMON STOCK APPRECIATES IN VALUE, OUR INVESTORS MAY NOT BENEFIT FROM HOLDING OUR COMMON STOCK

          We have not paid any cash dividends since inception. We do not anticipate paying any cash dividends in the foreseeable future. As a result, our investors will not be able to benefit from owning our common stock unless the market price of our common stock becomes greater than the basis that these investors have in their shares.

THE PRICE OF OUR COMMON STOCK MAY DECLINE BECAUSE A SUBSTANTIAL AMOUNT OF OUR COMMON STOCK IS AVAILABLE FOR TRADING IN THE PUBLIC

          Availability of shares of our common stock could depress the price of our common stock. A substantial amount of common stock is available for trading in the public market. The stock in the market may cause the price of our common stock to decline. In addition, if our stockholders sell substantial numbers of stock of our common stock in the public markets, the market price of our common stock could fall. These sales might also make it more difficult for us to sell equity or equity related securities at a time and price that we would deem appropriate. We also have issued options, warrants and convertible securities which can be exercised for, or converted to, shares of common stock, many of which would be freely tradable without restrictions or further registration under the Securities Act of 1933. See "Description of Common Stock" and "Shares Eligible for Future Sale."

          There were approximately 18,673,498 shares of our common stock outstanding as of January 27, 2005, of which 8,912,632 were freely tradable without restrictions or further registration under the Securities Act of 1933.

          As of January 27, 2005, we have issued and outstanding warrants and options to purchase up to 2,985,516 shares of our common stock, preferred stock convertible into 18,000 shares of our common stock and debt convertible into the 1,030,923 shares of our common stock offered by this prospectus. The exercise of such warrants and options and conversion of convertible securities may dilute the interests of all stockholders. Possible future resale of such warrants and options or conversion of such convertible securities could adversely affect the prevailing market price of our common stock.

OUR COMMON STOCK TRADES ON THE OTC BULLETIN BOARD AND MAY BE SUBJECT TO THE SEC'S "PENNY STOCK" RULES

          Our stockholders may find it difficult to buy, sell and obtain pricing information about, as well as news coverage of, our common stock because it is traded on the OTC Bulletin Board. Being traded on the OTC Bulletin Board, rather than on a national securities exchange, may lessen investors' interest in our securities generally and materially adversely affect the trading market and prices for those securities and our ability to issue additional securities or to secure additional financing. The price of our common stock could make it more difficult for stockholders to sell their shares. Our common stock will be subject to the penny stock rules under the Securities Exchange Act of 1934 if its price is less than $5.00 per share. The last reported sale price on January 27, 2005 was $7.15, but our common stock traded below $5.00 per share throughout 2002, 2003 and until mid-October 2004.

          The penny stock rules impose additional sales practice requirements on broker-dealers who sell penny stock securities to people who are not established customers or accredited investors. For example, the broker must make a special suitability determination for the buyer and the buyer must be given written consent before the sale. The rules also require that the broker-dealer:

o send buyers an SEC-prepared disclosure schedule before completing the sale, disclose the broker's commissions and current quotations for the security;

o disclose whether the broker-dealer is the sole market maker for the penny stock and, if so, the broker's control over the market; and

o send monthly statements disclosing recent price information held in the customer's account and information on the limited market in penny stocks.

          These additional burdens may discourage broker-dealers from effecting transactions in our common stock. Thus, if our common stock were to fall within the definition of a penny stock, our liquidity could be reduced, and there could be an adverse effect on the trading market in its common stock.

               SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION
               --------------------------------------------------

          This prospectus includes and incorporates forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included or incorporated in this prospectus regarding our strategy, future operations, financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. The words "anticipates," "believes," "estimates," "expects," "intends," "may," "plans," "projects," "will," "would" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We cannot guarantee that we actually will achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important factors in the cautionary statements included or incorporated in this prospectus, particularly under the heading "Risk Factors," that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make. We do not assume any obligation to update any forward-looking statements.



                                 USE OF PROCEEDS
                                 ---------------

          We will not receive any proceeds from the sale of the shares offered pursuant to this prospectus. The selling stockholders will receive all of the proceeds from the sale of the shares of common stock offered by this prospectus.

          The selling stockholders will pay any expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees and fees and expenses of our counsel and our accountants.



                              SELLING STOCKHOLDERS
                              --------------------


          The shares of common stock covered by this prospectus are 1,030,923 shares of our common stock issuable upon the conversion of the principal amount of outstanding senior convertible notes that we previously issued to the selling stockholders in a private placement on November 5 and 9, 2004.

          We do not know when or in what amounts the selling stockholders may offer shares for sale. The selling stockholders may not sell any or all of the shares offered by this prospectus. Because the selling stockholders may offer all or some of the shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, except for limitations on daily volume of sales by the selling stockholders described in "Plan of Distribution," we cannot estimate the number of shares that will be held by the selling stockholders after completion of the offering. For purposes of this table, however, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the selling stockholder.

          Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting or investment power with respect to shares. Shares of common stock issuable upon the conversion of convertible notes are deemed outstanding for computing the percentage ownership of the person holding the convertible but are not deemed outstanding for computing the percentage ownership of any other person. Unless otherwise indicated below, to our knowledge, the person named in the table has sole voting and investment power with respect to its shares of common stock. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the persons named below.




                                        Shares of Common Stock       Number of Shares   Shares of Common Stock to be
                                       Beneficially Owned Prior to     of Common Stock      Beneficially Owned After
Name of Selling Stockholder(1)                 Offering (2)             Being Offered             Offering (3)
------------------------------         ---------------------------     ----------------   ----------------------------
                                           Number       Percentage                          Number        Percentage
------------------------------         --------------   ----------     ----------------   ----------   ---------------
Nautica Holdings Inc.(4)                    60,137            *             60,137              0             0
  Connecticut Capital                      425,410         2.27             85,910              0             0
  Associates, L.P. (5)
Gibralt Capital Corporation (6)             42,955            *             42,955              0             0
Woodrow Partners Fund, L.P. (7)            190,521         1.01            171,821              0             0
Woodrow Partners, Ltd. (8)                 299,131         1.58            257,731              0             0
Tom Juda & Nancy Juda                      371,821         1.97            171,821              0             0
  Living Trust (9)
Sanders Opportunity Fund, L.P. (10)         47,182            *             16,412              0             0
Sanders Opportunity Fund                   146,546            *             52,316              0             0
(Institutional), L.P. (11)
Kuekenhof Equity Fund, L.P. (12)           191,910         1.02             85,910              0             0
Meadowbrook Opportunity                    121,364            *             34,364              0             0
  Fund LLC (13)
Dolphin Offshore Partners, L.P. (14)        51,546            *             51,546              0             0



(1)  The term "selling  stockholder"  includes donees,  pledgees,  transferees or other  successors-in-interest  selling shares  received after the date of this prospectus from the selling  stockholders  as a gift,  pledge,  partnership distribution or other non-sale related transfer.
(2)  Comprises  shares of common stock issuable upon  conversion of the principal  amount of convertible  notes held and shares of common stock held by the selling stockholders.
(3)  We cannot  estimate  the number of shares that will be held by the selling  stockholders  after  completion  of the offering. For purposes of this table, however, we have assumed that, after completion of the offering,  none of the shares covered by this prospectus and none of the other shares held by the selling stockholders will be held by the selling stockholder.
(4)  Mark Tomkins is the Director and  Secretary of Nautica  Holdings Inc. and as such,  has sole voting and  investment control over securities owned by the selling stockholder.
(5)  J. Howard Coale is the general partner of Connecticut  Capital  Associates,  L.P., and as such, has sole voting and investment control over securities owned by the selling stockholder.
(6)  Sam Belzberg is the President and Johnny Ciampi is the Vice President of Gibralt Capital Corporation,  and as such, each has shared voting and investment control over securities owned by the selling stockholder.
(7)  Manu Daftary is the general  partner of Woodrow  Partners  Fund,  L.P., and as such, has sole voting and investment control over securities owned by the selling stockholder.
(8)  Manu Daftary is the Director of Woodrow  Partners,  Ltd., and as such, has sole voting and investment  control over securities owned by the selling stockholder.
(9)  Tom Juda is the  trustee of the Tom Juda & Nancy Juda Living  Trust,  and as such,  has sole voting and  investment control over securities owned by the selling stockholder.
(10) Don A. Sanders is the Chief Investment Officer of the Sanders  Opportunity Fund, L.P., and as such, has sole voting and investment control over securities owned by the selling stockholder.
(11) Don A. Sanders is the Chief Investment Officer of the Sanders Opportunity Fund (Institutional),  L.P., and as such, has sole voting and investment control over securities owned by the selling stockholder.
(12) Michael C. James is the managing  member of Kuekenhof  Capital  Management,  LLC, the general  partner of Kuekenhof
     Equity  Fund,  L.P.,  and as such,  has sole voting and  investment  control over  securities  owned by the selling stockholder.
(13) Michael  Ragins is the Manager of  Meadowbrook  Opportunity  Fund LLC, and as such,  has sole voting and investment control over securities owned by the selling stockholder.
(14) Peter E. Salas is the President of Dolphin  Management,  Inc., the Managing Partner of Dolphin  Offshore  Partners,
     L.P., and as such, has sole voting and investment control over securities owned by the selling stockholder.

          None of the selling stockholders have held any position or office with, or has otherwise had a material relationship with, us or any of our subsidiaries within the past three years.

          Tom Juda, who has sole voting and investment control of the securities owned by the Tom Juda and Nancy Juda Living Trust, is the President of the Institutional Equities Sales and Trading Division of Sanders Morris Harris Inc., a registered broker-dealer. Therefore, the Tom Juda and Nancy Juda Living Trust may be considered an affiliate of Sanders Morris Harris Inc. The Tom Juda and

Nancy Juda Living Trust purchased our securities in the ordinary course of business and, when purchased, did not have any agreements or understandings, direct or indirect, with any person to distribute our securities.

          Don E. Sanders, who has sole voting and investment control of the securities owned by the Sanders Opportunity Fund, L.P. and the Sanders
Opportunity Fund (Institutional), L.P., is Vice Chairman of the Board, a director and Chairman of the executive committee of Sanders Morris Harris Group Inc., the corporate parent of Sanders Morris Harris Inc., a registered broker-dealer. Therefore, the Sanders Opportunity Fund, L.P. and the Sanders Opportunity Fund (Institutional), L.P. may be considered affiliates of Sanders Morris Harris Inc. The Sanders Opportunity Fund, L.P. and the Sanders Opportunity Fund (Institutional), L.P. purchased our securities in the ordinary course of business and, when purchased, did not have any agreements or understandings, direct or indirect, with any person to distribute our securities.




                            DESCRIPTION OF THE NOTES
                            ------------------------


          The shares of our common stock being offered by the selling stockholders is issuable upon the conversion of our 5% senior convertible notes. We issued the convertible notes pursuant to a contract among the purchasers of the notes and us called the "Note Agreement." The Note Agreement and the notes are governed by New York law. This description of the convertible notes is a summary and does not describe every aspect of the convertible notes. Where terms that are defined in the Note Agreement are used in this summary, such definitions are incorporated herein by reference. This summary is subject to and qualified in its entirety by all the provisions of the notes and the Note Agreement. In this description of the convertible notes, references to "Nestor," "we" or "us" refer solely to Nestor, Inc. and not its subsidiaries.

GENERAL

          The convertible notes

          o    are general, unsecured senior obligations of Nestor

          o were issued only in fully registered form in denominations of $1,000 and multiples thereof

          o bear interest at 5% per year computed on the basis of a 365-day year, except that following an event of default the interest rate will be 10% per year

          o    are $6,000,000 aggregate principal amount

          o    mature on October 31, 2007

          o pay interest on January 31, April 30, July 31 and October 31 of each year, beginning on January 31, 2005

          o are convertible into shares of our common stock as described below at "--Conversion"

          o are redeemable under the circumstances and at the prices set forth below at "--Optional Redemption by Nestor," plus accrued interest and liquidated damages, if any, to the redemption date

CONVERSION

          The convertible notes are convertible at the option of the holder into common stock at an initial conversion price equal to $5.82. The conversion price is subject to adjustment upon certain events.

          The conversion price is subject to anti-dilution adjustment upon occurrence of certain events, including our issuance of common stock or options or convertible securities, other than "Excluded Stock," as defined in the Note Agreement, at a sale, exercise or conversion price below the then current conversion price on the convertible notes.

          If the shares of our common stock are subdivided or combined into a greater or smaller number of shares of common stock, or if a dividend is paid on our common stock in shares of common stock, the conversion price will be proportionately decreased in case of subdivision of shares or stock dividend or proportionately increased in the case of combination of shares, in each case by the ratio of the total number of shares of our common stock outstanding immediately after the event to the total number of shares of our common stock outstanding immediately before the event.

OPTIONAL REDEMPTION BY NESTOR

          We may, at our option at any time, redeem the convertible notes in whole, or in part, at the redemption prices set forth below, plus accrued and unpaid interest and liquidated damages, if any, thereon to and including the applicable date of redemption. We will give each holder of any convertible notes to be redeemed written notice of any optional redemption not less than 30 days and not more than 60 days before the redemption date

                   REDEMPTION DATE                      REDEMPTION PRICE

       Before November 5, 2005                                105%

       On or after November 5, 2005 but before               102.5%
       November 5, 2006

       On or after November 5, 2006                           101%


          If less than all of the convertible notes are to be redeemed or purchased in an offer to purchase at any time we will select the convertible notes to be redeemed or purchased among the holders of the convertible notes on a pro rata basis, by lot or in accordance with any other method that we consider fair and appropriate.

          No sinking fund is provided for the convertible notes.

REPURCHASE  AT OPTION OF HOLDER  UPON A CHANGE OF  CONTROL  OR  CERTAIN  CAPITAL
EVENTS

          Upon a defined "Change of Control" or a defined "Capital Event," we will make an offer (subject only to conditions required by applicable law, if any) to each holder, to repurchase for cash all or any part of that holder's convertible notes that is equal to $1,000 or an integral multiple of $1,000 on a date that is no later than 60 business days after the occurrence of the Change of Control or Capital Event, at the redemption price set forth in the table above, plus accrued and unpaid interest and liquidated damages, if any, to the repurchase date, and each holder shall have the right, at its option, to tender its convertible notes to us. We will make the repurchase offer within 10 business days after the event requiring us to make the offer, and we will keep the offer open for 20 business days after its start. At the end of that time, we will promptly, but, in any event, no later than 60 business days after the event, purchase all convertible notes properly tendered and each holder who has given us a notice it wants to accept the repurchase offer for all or part of its convertible notes shall be obligated to tender and sell us its convertible notes identified in its acceptance notice.

          A "Change of Control" means:

               o any merger or consolidation of us with or into any entity or any sale, transfer or other conveyance, whether direct or indirect, of all or substantially all of our assets on a consolidated basis, in one transaction or a series of related transactions, if, immediately after giving effect to such transaction(s), any "person" or "group" (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable), is or becomes the beneficial owner (as such term is used in Rule 13d-3 of the Exchange Act or any successor provision thereto), directly or indirectly, of more than 50% of the total voting power in the aggregate normally entitled to vote in the election of directors, managers or trustees, as applicable, of the transferee(s) or surviving entity or entities

               o any "person" or "group," becomes the beneficial owner, directly or indirectly, of more than 50% of the total voting power in the aggregate of all classes of our capital stock then outstanding normally entitled to vote in elections of directors

               o during any period of 12 consecutive months after the first closing date, individuals, together with successors selected by such individuals or Silver Star Partners I, LLC, who at the beginning of any such 12-month period constituted our Board of Directors cease for any reason (other than a planned retirement) to constitute a majority of our Board of Directors then in office, as applicable

          A "Capital Event" means:

               o a sale by us of any of our assets, resulting in net proceeds of more than $20,000,000

               o an issuance and sale by us of any of our equity securities or equity-linked securities, resulting in net proceeds of more than $20,000,000

          Our failure to repurchase the convertible notes when required may result in an Event of Default with respect to the convertible notes. Rule 13-e4 under the Exchange Act requires the dissemination of certain information to securityholders in the event of a tender offer by an issuer of securities for its own securities and may apply to an offer by us to repurchase the convertible notes. We will comply with Rule 13e-4 to the extent it is applicable to any offer to repurchase the convertible notes that we make.

EVENTS OF DEFAULT

          The following are events of default under the convertible notes:

               o we fail to pay principal on the convertible notes when due and payable

               o we fail to pay interest on the convertible notes when due and payable, and that default continues for more than 10 days

               o we fail to perform any other covenant in the agreement governing the convertible notes or materially breach any representation or warranty in that agreement and that default or material breach continues for more than 30 days after we receive written notice from the holders of at least 51% in aggregate principal amount of outstanding convertible notes

               o any event of bankruptcy, insolvency or reorganization with respect to us, which, if involuntary, remains in effect for more than 60 consecutive days or mote than 90 days whether or not consecutive

               o we default on any of our other indebtedness for borrowed money in excess of $250,000 and that default continues beyond any applicable grace period

               o a final judgment in excess of $250,000 is rendered against us and is not discharged or effectively stayed for 60 days

          If an Event of Default occurs and is continuing, the holders of not less than 51% in aggregate principal amount of the outstanding convertible notes may by notice in writing to us declare the principal of all convertible notes to be due and payable immediately, and upon any such declaration, such principal and any accrued interest thereon will become immediately due and payable. If we fail to pay principal and interest when due, including the 10 day grace period for interest payments, a holder of any convertible note may, by notice in writing to us, declare the principal of such convertible note to be due and payable immediately, and upon any such declaration, such principal and (subject to the Note Agreement) any accrued interest will become immediately due and payable.


          At any time after a declaration of acceleration has been made but before a judgment or decree based on acceleration, the holders of 66-2/3% in aggregate principal amount of outstanding convertible notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal and interest have been cured or waived as provided in the Note Agreement.

COVENANTS

          The Note Agreement contains covenants that, among other things, prohibit our:

               o incurring indebtedness that is senior to the convertible notes

               o    granting liens on our assets, except for Permitted Liens

               o    paying dividends or making other distributions

               o merging or consolidating with another person unless the survivor or successor is a U.S. corporation and, the survivor, if we are not the survivor, or successor assumes in writing our obligations under the convertible notes and the Note Agreement

               o conveying, transferring or leasing substantially all of our assets, unless the acquiror of our assets assumes in writing our obligations under the convertible notes and the Note Agreement

          "Permitted Liens" includes liens securing up to $75 million of indebtedness incurred in installing our products at customer sites (including purchase money liens for assets used in those installations) and purchase money liens securing up to $5 million of indebtedness incurred in acquiring other assets.

MODIFICATION AND WAIVER

          In general, changes in terms of the convertible notes may be made, and compliance with any covenant or condition of the convertible notes may be waived if we both:

               o obtain written consent from holders of convertible notes aggregating 66-2/3% or more of the aggregate principal amount of the convertible notes at the time outstanding, and

               o deliver copies of the consent in writing to any holders of convertible notes who did not execute the consent

          However, no such modification or amendment may, without the consent of the holder of each outstanding convertible note affected thereby:

               o change the stated maturity of the principal of, or any installment of interest on, any convertible note

               o reduce the principal amount of, or the premium, if any, or rate of interest on, any convertible note

               o reduce the amount payable upon redemption or repurchase of any convertible note;


               o modify the provisions with respect to the repurchase right of the holders in a manner adverse to the holders

               o    reduce   the   above-stated    percentage   of   outstanding
                    convertible notes necessary to modify or amend the Note Agreement

               o reduce the percentage of aggregate principal amount of outstanding convertible notes necessary for waiver of compliance with certain provisions of the Note Agreement or for waiver of certain defaults

REGISTRATION RIGHTS

          In connection with the sale of the convertible notes, we entered into a registration rights agreement, pursuant to which we will file with the SEC within 30 days of the closing and use our reasonable efforts to cause to become effective within 180 days of the closing a shelf registration statement with respect to the resale of the common stock into which the convertible notes can be converted, unless the registration statement is not reviewed by the SEC's staff, in which case we will use our reasonable efforts to cause the registration statement to become effective within 90 days of the closing. The registration statement that this prospectus is a part of is the registration statement required by the registration rights agreement.

          Had we failed to file the registration statement within the required time or if the registration statement does not become effective within the required time, we will be obligated to pay liquidated damages to each holder of the convertible notes at the rate of 1% of the principal amount of the convertible notes held by such holder per month (prorated for any period less than 30 days), up to a maximum of 5% of such principal amount.

NOTICES

          Notice to holders of the convertible notes will be given by mail to the addresses of such holders as they appear in the register maintained by us. Such notices will be deemed to have been given on the date of the first such publication or on the date of such mailing, as the case may be.

          Notice of a redemption of a convertible note will be given at least once not less than 30 nor more than 60 days prior to the redemption date (which notice shall be irrevocable) and will specify the redemption date.

REPLACEMENT OF CONVERTIBLE NOTES

          We will replace convertible notes that become mutilated, destroyed, stolen or lost at the expense of the holder upon delivery to us of the mutilated convertible notes or evidence of the loss, theft or destruction thereof satisfactory to use. In the case of a lost, stolen or destroyed note we may require the holder to provide us, at the holder's expense, an indemnity satisfactory to us before we issue a replacement convertible note.

GOVERNING LAW

          The Note Agreement and the convertible notes will be governed by and construed in accordance with the laws of the State of New York without regard to the principles of conflicts of law.

                          DESCRIPTION OF CAPITAL STOCK
                          ----------------------------

GENERAL

          As of December 31, 2004, Nestor, Inc. had 40,000,000 shares of authorized capital stock. Those shares consisted of:


          o 30,000,000 shares of common stock, of which 18,673,498 shares were issued and outstanding; and


          o 10,000,000 shares of preferred stock, of which 3,000,000 shares were designated Series B Convertible Preferred Stock, of which 180,000 shares were issued and outstanding.

DESCRIPTION OF NESTOR COMMON STOCK

          DIVIDENDS. The owners of Nestor common stock may receive dividends when declared by the board of directors out of funds legally available for the payment of dividends. Nestor has no present intention of declaring and paying cash dividends on the common stock at any time in the foreseeable future.

          VOTING RIGHTS. Each share of common stock is entitled to one vote in the election of directors and all other matters submitted to stockholder vote. There are no cumulative voting rights.

          LIQUIDATION RIGHTS. If Nestor liquidates, dissolves or winds-up its business, whether voluntarily or not, Nestor's common stockholders will share equally in the distribution of all assets remaining after payment to creditors and preferred stockholders.

          PREEMPTIVE RIGHTS. The common stock has no preemptive or similar rights.

          LISTING. Nestor's common stock is traded on the Nasdaq OTC Bulletin Board under the symbol "NESO."

DESCRIPTION OF SERIES B CONVERTIBLE PREFERRED STOCK

          CONVERSION. Each share of Series B Convertible Stock is convertible, at the option of the holder, into one-tenth of a fully paid and non-assessable share of Nestor common stock.

          RANK. The Series B Convertible Preferred Stock ranks, as to dividend rights, on a parity with the Nestor common stock, on an as-converted basis. Each share of Series B Convertible Preferred Stock ranks, as to rights on liquidation, winding-up or dissolution, senior to Nestor common stock.

          LIQUIDATION PREFERENCE. Each share of Series B Convertible Preferred Stock has the right to receive upon a liquidation, winding-up or dissolution of Nestor, whether voluntary or involuntary, $1.00 per share before any distribution is made to the holders of Nestor common stock or on any other class of stock ranking junior to the Series B Convertible Preferred Stock.

          DIVIDENDS. Holders of Series B Convertible Preferred Stock shall be entitled to receive, when and as declared by the board of directors, dividends(or other distributions) equal to the amount of dividends (or other distributions) declared and paid on the number of shares of Nestor Common Stock into which such Series B Convertible Preferred Stock may be converted.

          VOTING RIGHTS. Holders of Series B Convertible Preferred Stock have the same voting rights as the holders of Nestor Common Stock on an as-converted basis.

DELAWARE LAW AND CERTAIN CHARTER AND BY-LAW PROVISIONS

          We are subject to the provisions of Section 203 of the General Corporation Law of Delaware. Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with any interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is (i) a person who, together with affiliates and associates, owns 15% or more of the corporation's voting stock or (ii) an affiliate or associate of Nestor who was the owner, together with affiliates and associates, of 15% or more of our outstanding voting stock at any time within the 3-year period prior to the date for determining whether such person is "interested".

          Our certificate of incorporation contains certain provisions permitted under the General Corporation Law of Delaware relating to the liability of directors. The provisions eliminate a director's liability for monetary damages for a breach of fiduciary duty, except in certain circumstances involving wrongful acts, such as the breach of a director's duty of loyalty or acts or omissions which involve intentional misconduct or a knowing violation of law. Further, our certificate of incorporation and By-laws contains provisions to indemnify our directors and officers to the fullest extent permitted by the General Corporation Law of Delaware. We believe that these provisions will assist us in attracting and retaining qualified individuals to serve as directors.

                         SHARES ELIGIBLE FOR FUTURE SALE
                         -------------------------------

          Future sales of substantial amounts of common stock, including shares issued upon exercise of outstanding options and warrants and conversion of convertible securities, in the public market after this offering or the anticipation of those sales could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through sales of our equity securities.

          As of January 27, 2005, 18,673,498 shares of our common stock were outstanding. Of these shares, 8,912,632 were freely transferable without restriction under the Securities Act, unless they were held by our "affiliates" as that term is used under the Securities Act and the rules and regulations promulgated thereunder. The remaining 9,760,866 shares of common stock held by existing stockholders are restricted shares. Restricted shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144 promulgated under the Securities Act, which rules are summarized below. Of those restricted shares, 9,597,841 shares are held by Silver Star Partners I, LLC, our affiliate, which has the right to require us to register those shares for resale. An additional 18,000 shares will be issued upon the conversion of our outstanding preferred stock, which may occur at any time at the holder's option. The shares that would be issued upon the conversion of our outstanding preferred stock would be freely tradable in the public market. There are also options and warrants outstanding to purchase approximately 2,985,516 shares of our common stock, of which 1,108,097 are currently exercisable or will become exercisable in the next 60 days, of which 341,748 are freely tradable in the public market. The 1,030,923 shares offered by this prospectus are issuable upon the conversion of our outstanding convertible notes, which may occur at any time at the holder's option, and are not included in the above totals.

          In general, under Rule 144 as currently in effect, a person, or persons whose shares are aggregated, who has beneficially owned restricted shares for at least one year is entitled to sell within any three-month period up to that number of shares that does not exceed the greater of: (1) 1% of the number of shares of common stock then outstanding, which on January 27, 2005 was 18,673,498 shares, or (2) the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a Form 144 with respect to the sale. Sales under Rule 144 are also subject to certain "manner of sale" provisions and notice requirements and to the requirement that current public information about the issuer be available. Under Rule 144(k), a person who is not deemed to have been an affiliate of the issuer at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner except an affiliate, is entitled to sell those shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

                              PLAN OF DISTRIBUTION
                              --------------------

          This prospectus covers 1,030,923 shares of our common stock. All of the shares offered are being sold by the selling stockholders. We will not realize any proceeds from the sale of the shares by the selling stockholders.

          The shares covered by this prospectus may be offered and sold from time to time by the selling stockholders. The term "selling stockholders" includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling stockholders as a gift, pledge, partnership distribution or other non-sale related transfer.

          The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The selling stockholders may sell their shares by one or more of, or a combination of, the following methods:

          o purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

          o ordinary brokerage transactions and transactions in which the broker solicits purchasers;

          o block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

          o    an over-the-counter distribution;

          o    in privately negotiated transactions; and

          o    in options transactions.

          In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

          To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the common stock in the course of hedging the positions they assume with the selling stockholder. The selling stockholders may also sell the common stock short and redeliver the shares to close out such short positions. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling stockholders may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).

          In effecting sales, broker-dealers or agents engaged by the selling stockholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling stockholders in amounts to be negotiated immediately prior to the sale.

          In  offering  the  shares  covered  by this  prospectus,  the  selling stockholders and any broker-dealers who execute sales for the selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. Any profits realized by the selling stockholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

          In order to comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

          We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

          At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

          We have agreed to indemnify the selling stockholders against certain liabilities, including certain liabilities under the Securities Act.

          We have agreed with the selling stockholders to keep the Registration Statement of which this prospectus constitutes a part effective until the earlier of:

          o    such time as all of the shares  covered by this  prospectus  have
               been  disposed  of  pursuant  to  and  in  accordance   with  the
               Registration Statement;

          o such time as all of the shares held by the selling stockholders may be sold to the public without registration or restriction pursuant to Rule 144 of the Securities Act.; or

          o    November 5, 2006.

                                  LEGAL MATTERS
                                  -------------

         The validity of the shares offered by this prospectus has been passed upon by Partridge Snow & Hahn LLP, Providence, Rhode Island. Benjamin M. Alexander, of counsel to Partridge Snow & Hahn LLP, serves as Secretary of each of Nestor and its subsidiaries.

                                     EXPERTS
                                     -------

          Carlin, Charron & Rosen LLP, independent auditors, have audited our consolidated financial statements at December 31, 2003 and 2002, and for the years then ended, as set forth in their report. Ernst & Young LLP, independent auditors, have audited our consolidated financial statements for the year ended December 31, 2001, as set forth in their report which contains an explanatory paragraph describing conditions that raise substantial doubt about Nestor's ability to continue as a going concern as described in Note 1 to the consolidated financial statements. We have included our financial statements at December 31, 2003 and December 31, 2002 and for each of the years in the three year period ended December 31, 2003 in this prospectus and elsewhere in the registration statement in reliance on their reports given on their authority as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION
                       -----------------------------------

          We file reports, proxy statements and other documents with the SEC. You may read and copy any document we file at the SEC's public reference room at Judiciary Plaza Building, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the public reference room. Our SEC filings are also available to you on the SEC's Internet site at http://www.sec.gov.

          This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us and our common stock, including certain exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC's Internet site.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
                 -----------------------------------------------

          The SEC allows us to "incorporate" into this prospectus information that we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information incorporated by reference is considered to be part of this prospectus. Information contained in this prospectus automatically updates and supersedes previously filed information. We are incorporating by reference the documents listed below and all of our filings pursuant to the Exchange Act after the date of filing the initial registration statement and prior to effectiveness of the registration statement.

The following documents filed by Nestor with the SEC are incorporated herein by reference:

     o Our Annual Report on Form 10-K for the year ended December 31, 2003, as filed with the SEC on March 29, 2004 and amended by Amendment Number 1 on Form 10-K/A, as filed with the SEC on April 19, 2004.

     o Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, as filed with the SEC on May 12, 2004.

     o Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, as filed with the SEC on August 13, 2004.

     o Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, as filed with the SEC on November 15, 2004.

     o    Our  Current  Report on Form 8-K, as filed with the SEC on January 15,
          2004.

     o    Our  Current  Report on Form 8-K, as filed with the SEC on January 28,
          2004.

     o    Our Current Report on Form 8-K, as filed with the SEC on June 8, 2004.

     o    Our  Current  Report  on Form 8-K,  as filed  with the SEC on June 30,
          2004.

     o    Our  Current  Report  on Form 8-K,  as filed  with the SEC on July 23,
          2004.

     o    Our  Current  Report on Form 8-K,  as filed with the SEC on August 19,
          2004.

     o    Our  Current  Report on Form 8-K, as filed with the SEC on October 18,
          2004.

     o    Our Current  Report on Form 8-K, as filed with the SEC on November 12,
          2004.

          Upon request, we will provide you, at no cost to you, a copy of any or all of the information that has been incorporated by reference in this prospectus. Requests may be made by email (investor@nestor.com) or telephone or by writing to:


                                  Nestor, Inc.
                         400 Massasoit Avenue, Suite 200
                    East Providence, Rhode Island 02914-2020
                           Attention: Nigel P. Hebborn
                                 (401) 434-5522